Exhibit 99.1

NEWS RELEASE

Media Relations:	Investor Relations:

ARAMARK Corporation	ARAMARK Corporation
Michelle Davidson, 215-238-3523	Gary Sender, 215-238-3361
Davidson-michelle@aramark.com	Sender-gary@aramark.com

ARAMARK REPORTS CONTINUED GROWTH IN SALES AND EARNINGS

FOR FIRST QUARTER FISCAL 2004

Sales rise 8 percent, earnings per share up 21 percent

PHILADELPHIA, PA – February 11, 2004 – ARAMARK Corporation (NYSE:RMK), a world leader in managed services, today reported sales from continuing operations of $2.5 billion for its first fiscal quarter ended January 2, 2004, an 8 percent increase compared with the year-ago quarter. Income from continuing operations for the quarter was $67.4 million, an increase of 15 percent when compared to the $58.4 million recorded in the prior year quarter. Earnings per diluted share were $0.35 per share, a 21 percent increase over the same period last year.

Chief Executive Officer’s Comments

“We are pleased with our continuing high client retention rates, higher levels of net new sales, encouraging levels of organic sales growth and overall positive growth trends in our Facilities Services, International, Education and Healthcare businesses,” said William Leonard, President and Chief Executive Officer of ARAMARK. “Our 200,000 employees and their deep commitment to meeting our customers’ needs drove our performance this quarter.”

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Food and Support Services

In ARAMARK’s Food and Support Services – U.S. segment, first quarter sales of $1.7 billion were 7 percent higher than the same quarter a year ago, representing a 4 percent organic increase. Solid growth in non-economically sensitive areas such as Education and Healthcare was partially offset by flat growth in services to clients that are employment-sensitive. Segment operating income increased 6 percent to $89.7 million.

Sales for the Food and Support Services – International segment rose 23 percent to $414.5 million compared with the same period last year. The impact of changes in currency translation rates increased reported sales by about 14 percentage points. Organic growth for the segment was 6 percent. Operating income in this segment rose to $16.2 million, a 16 percent increase compared with the prior year due to foreign currency translation.

Uniform and Career Apparel

In ARAMARK’s Uniform Career Apparel – Rental segment, sales of $255.8 million for the first quarter were flat compared with the year-ago period. Operating income of $28.9 million represented a 5 percent increase over the prior year primarily due to cost controls and a small divestiture gain. Net new business growth, modest price increases and solid client retention were offset by a contraction in base business related to continuing weak U.S. employment levels.

In ARAMARK’s Direct Marketing segment, first quarter sales declined 2 percent to $127.1 million. Increased sales of safety products were offset by weak demand in work clothing. Operating income was $11.5 million, an increase of 15 percent compared with the year-ago quarter. Effective cost containment drove the improvement.

Internal Cash Flow

Internal cash flow, defined as net income plus non cash charges such as depreciation, amortization and deferred taxes, less all capital expenditures, was $80 million for the quarter, up 7 percent over the prior year’s first quarter.

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Financial Guidance for the Second Quarter

For the second fiscal quarter of 2004, ARAMARK expects to record sales in the range of $2.3 billion to $2.4 billion and diluted earnings per share from continuing operations are expected to be between $0.22 and $0.24 compared to $0.19 for the same period a year ago.

Conference Call and Related Financial Information

In conjunction with its first quarter earnings release, ARAMARK will discuss its results in a conference call broadcast live over the Internet on February 11, 2004 at 10:00 a.m. EST. Interested parties are invited to log on to www.aramark.com to listen to this webcast. A recording of the conference call will be available on that website.

The balance sheet, income statement and other financial information related to the first fiscal quarter of 2004 can be found on the Investor Relations section of ARAMARK’s website at www.aramark.com.

Reconciliations of non-GAAP disclosures that are disclosed in the conference call will also be available on the Investor Relations section of ARAMARK’s website.

About ARAMARK

ARAMARK Corporation is a world leader in providing award-winning food and facilities management services to healthcare institutions, universities and schools, stadiums and arenas, international and domestic corporations, as well as providing uniform and career apparel.

In FORTUNE Magazine’s 2003 survey of the “Most Admired Companies in America,” ARAMARK ranks No. 1 in the outsourcing services category and is No. 10 among all companies included in the survey by overall score as evaluated by peers within the industry. Headquartered in Philadelphia, ARAMARK has approximately 200,000 employees serving clients in 18 countries.

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Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

Factors that might cause such a difference include: unfavorable economic conditions, including ramifications of any future terrorist attacks; increased operating costs; shortages of qualified personnel or increases in labor costs; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs; our ability to integrate and derive the expected benefits from recent acquisitions; competition; decline in attendance at client facilities; unpredictability of sales and expenses due to contract terms and terminations; the contract intensive nature of our business, which may lead to client disputes; high leverage; claims relating to the provision of food services; costs of compliance with governmental regulations; liability associated with non-compliance with governmental regulations, including regulations pertaining to food services and the environment; inability to retain current clients and renew existing client contracts; determination by customers to reduce outsourcing and use of preferred vendors; seasonality and other risks that are set forth in the “Risk Factors” sections of ARAMARK’s SEC filings.

For further information regarding risks and uncertainties associated with ARAMARK’s business, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of ARAMARK’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting ARAMARK’s investor relations department via its web site www.aramark.com.

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

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ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	January 2, 2004	December 27, 2002
Sales	$2,458,857	$2,275,940

Costs and Expenses:
Cost of services provided	2,221,504	2,054,744
Depreciation and amortization	69,532	62,292
Selling and general corporate expenses	30,400	30,398

	2,321,436	2,147,434

Operating income	137,421	128,506
Interest and other financing costs, net	29,259	35,151

Income from continuing operations before income taxes	108,162	93,355
Provision for income taxes	40,810	34,939

Income from continuing operations	67,352	58,416
Income from discontinued operations, net (1)	—	4,283

Net income	$67,352	$62,699

Earnings Per Share - Basic:
Income from continuing operations	$0.36	$0.31
Net income	$0.36	$0.33

Earnings Per Share - Diluted:
Income from continuing operations	$0.35	$0.29
Net income	$0.35	$0.31

Weighted Average Shares Outstanding:
Basic	187,536	190,194
Diluted	193,860	199,177

(1) -	The fiscal 2003 consolidated statement of income has been presented to reflect ARAMARK Educational Resources as a discontinued operation.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In Thousands)

	January 2, 2004	October 3, 2003
Assets
Current Assets	$1,218,129	$1,226,592
Property and Equipment, net	1,168,809	1,184,320
Goodwill	1,458,633	1,422,639
Other Assets	643,873	634,026

	$4,489,444	$4,467,577

Liabilities and Shareholders’ Equity
Current Liabilities (1)	$1,163,770	$1,415,789
Long-Term Borrowings	1,921,240	1,711,705
Other Liabilities	304,984	301,111
Total Shareholders’ Equity	1,099,450	1,038,972

	$4,489,444	$4,467,577

(1) -	Includes $36.7 million and $18.2 million of current maturities of long-term borrowings as of January 2, 2004 and October 3, 2003, respectively.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(Unaudited)

(In Thousands)

	Three Months Ended
	January 2, 2004	December 27, 2002
Cash flows from operating activities from continuing operations:
Income from continuing operations	$67,352	$58,416
Adjustments to reconcile income from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	69,532	62,292
Income taxes deferred	6,488	6,227
Changes in noncash working capital	(289,249)	(168,704)
Net proceeds from sale of receivables	16,300	47,500
Other operating activities	(12,839)	(3,244)

Net cash provided by (used in) operating activities from continuing operations	(142,416)	2,487

Cash flows from investing activities from continuing operations:
Net purchases of property and equipment and client contract investments	(63,625)	(52,289)
Proceeds from sale of investment	8,500	—
Acquisitions and other investing activities	(3,908)	(172,703)

Net cash used in investing activities from continuing operations	(59,033)	(224,992)

Cash flows from financing activities from continuing operations:
Net proceeds from long-term borrowings	227,355	252,829
Payment of dividend	(9,212)	—
Proceeds from issuance of common stock	4,787	757
Repurchase of stock and other financing activities	(31,837)	(39,551)

Net cash provided by financing activities from continuing operations	191,093	214,035

Net cash provided by discontinued operations (1)	—	4,691

Decrease in cash and cash equivalents	$(10,356)	$(3,779)

(1) -	The fiscal 2003 statement of cash flows has been presented to reflect ARAMARK Educational Resources as a discontinued operation.

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Three Months Ended
	January 2, 2004	December 27, 2002
Sales
Food and Support Services - United States	$1,661,417	$1,556,317
Food and Support Services - International	414,514	335,727
Uniform and Career Apparel - Rental	255,815	254,664
Uniform and Career Apparel - Direct Marketing	127,111	129,232

	$2,458,857	$2,275,940

Operating Income
Food and Support Services - United States	$89,653	$84,938
Food and Support Services - International	16,221	13,958
Uniform and Career Apparel - Rental	28,920	27,492
Uniform and Career Apparel - Direct Marketing	11,451	9,928
Corporate	(8,824)	(7,810)

	$137,421	$128,506

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ORGANIC GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of organic sales growth in the fiscal 2004 and 2003 first quarters, as adjusted to eliminate the effects of acquisitions, divestitures, the forward shift in our fiscal calendar (fiscal 2003 was a 53 week year) and the impact of currency translation, provides useful information to investors because it enhances comparability between the two reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations. The fiscal calendar shift adjustment is made since fiscal 2003 was a 53 week year, with the 53rd week, which ended on October 3, 2003, included in the fiscal 2003 fourth quarter. The comparable prior year week was included in the first quarter of fiscal 2003 resulting in a lack of comparability between the first quarters of fiscal 2003 and fiscal 2004, particularly in the Education sector. Adjusting Education sector sales for this difference in the fiscal calendar enhances comparability between the two quarterly periods.

	Three Months Ended		% Change
	January 2, 2004	December 27, 2002
Food and Support Services - United States - Sales (as reported)	$1,661,417	$1,556,317	7%
Less: Effect of Acquisitions, Divestitures and the Calendar Shift	(47,954)	—

Food and Support Services - United States - Sales (as adjusted)	$1,613,463	$1,556,317	4%

Food and Support Services - International - Sales (as reported)	$414,514	$335,727	23%
Add: Effect of Currency Translation	—	47,589

Food and Support Services - International - Sales, Excluding Translation	414,514	383,316	9%

Less: Effect of Acquisitions	(8,894)	—

Food and Support Services - International - Sales (as adjusted)	$405,620	$383,316	6%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

CASH FLOW BEFORE WORKING CAPITAL AND AFTER CAPITAL EXPENDITURES (INTERNAL CASH FLOW)

(Unaudited)

(In Thousands)

Internal cash flow, as defined by ARAMARK, is an internal operating metric used by management to evaluate cash flows from normal operations of our business, excluding the impact of working capital changes. This metric eliminates the volatility of working capital changes which long-term investors may find useful.

	Three Months Ended		% Change
	January 2, 2004	December 27, 2002
Internal cash flow:
Income from continuing operations	$67,352	$58,416
Depreciation and amortization	69,532	62,292
Income taxes deferred	6,488	6,227
Net purchases of property and equipment and client contract investments	(63,625)	(52,289)

Internal cash flow	$79,747	$74,646	7%

Reconciliation of internal cash flow to net cash provided by (used in) operating activities from continuing operations:
Internal cash flow	$79,747	$74,646
Net purchases of property and equipment and client contract investments	63,625	52,289
Changes in noncash working capital	(289,249)	(168,704)
Net proceeds from sale of receivables	16,300	47,500
Other operating activities	(12,839)	(3,244)

Net cash provided by (used in) operating activities from continuing operations	$(142,416)	$2,487

Reconciliation of net purchases of property and equipment:
Purchases of property and equipment and client contract investments	$(69,389)	$(63,924)
Disposals of property and equipment	5,764	11,635

Net purchases of property and equipment and client contract investments	$(63,625)	$(52,289)